Exhibit 3.1

AMENDED AND RESTATED

BY-LAWS

OF

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(as amended and restated on September 26, 2024)

ARTICLE I.

STOCKHOLDERS

Section 1. The annual meeting of the stockholders of Heidrick & Struggles International, Inc. (the “Company”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place within or without the State of Delaware as may be designated from time to time by the Board of Directors.

Section 2. Special meetings of the stockholders shall be called at any time only by the Board, the Chairman of the Board, if there be one, or the Chief Executive Officer of the Company. The purpose or purposes of the proposed meeting shall be included in the notice setting forth such call. No other person shall be authorized or entitled to call a special meeting of the stockholders.

Section 3. Except as otherwise provided by law, notice of the time, place and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be delivered personally or mailed not earlier than sixty, nor less than ten days previous thereto, to each stockholder of record entitled to vote at the meeting at such address as appears on the records of the Company.

Section 4. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Amended and Restated Certificate of Incorporation”); but if at any regularly called meeting of stockholders there be less than a quorum present, a majority of the stockholders present may adjourn the meeting from time to time without further notice other than announcement at the meeting until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Virtual attendance of stockholders or directors will constitute presence for all purposes under these By-Laws.

Section 5. The Chairman of the Board, or if there be no Chairman of the Board or in the Chairman of the Board’s absence or at the Chairman of the Board’s direction, the Chief Executive Officer of the Company, or in the Chief Executive Officer of the Company’s absence or at the Chief Executive Officer of the Company’s direction, any officer of the Company shall call all meetings of the stockholders to order and shall act as chairman of such meeting. The Secretary of the Company or, in such officer’s absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholder’s proxy may be excluded from any meeting of stockholders based upon any determination by the chairman of the meeting, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. The chairman of the meeting shall have authority to adjourn any meeting of stockholders.

Section 6. At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the General Corporation Law of the State of Delaware, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspector or inspectors of election or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate. Any stockholder directly or indirectly soliciting proxies from other stockholders may use any proxy card color other than white, which shall be reserved for exclusive use of the Board of Directors.

Section 7. When a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Amended and Restated Certificate of Incorporation or these Amended and Restated By-Laws of the Company (the “By-Laws”), a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 8. In order that the Company may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or, (b) if and to the extent permitted by the Amended and Restated Certificate of Incorporation, entitled to consent to corporate action in writing without a meeting, or (c) entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date (i) in the case of clause (a) above, shall not be more than sixty nor less than ten days before the date of such meeting, (ii) in the case of clause (b) above, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, and (iii) in the case of clause (c) above, shall not be more than sixty days prior to such action. If for any reason the Board of Directors shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Company after any such record date so fixed or determined.

Section 9. The officer who has charge of the stock ledger of the Company shall prepare and make at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held.

Section 10. The Board of Directors, in advance of all meetings of the stockholders, shall appoint one or more inspectors of elections, who may be stockholders or their proxies, but not directors of the Company or candidates for office. In the event that the Board of Directors fails to so appoint inspectors of elections or, in the event that one or more inspectors of elections previously designated by the Board of Directors fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of elections to fill such vacancy or vacancies. Inspectors of elections appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of the inspector of election with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. Inspectors of elections shall, subject to the power of the chairman of the meeting to open and close the polls, take charge of the polls, and, after the voting, shall make a certificate of the result of the vote taken.

Section 11. (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Company’s notice of meeting delivered pursuant to Article 1, Section 3 of these By-Laws, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Company who is entitled to vote at the meeting, who complied with the notice procedures set forth in this Section 11 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Company through the time of the annual meeting (such a stockholder under this clause (c) or under clause (b) of Paragraph (B) of this Section 11, a “Proposing Person”).

(2) For a nomination or proposal of business to be properly brought before an annual meeting by a Proposing Person pursuant to clause (c) of paragraph (A)(1) of this Section 11, the Proposing Person must have given timely notice thereof in proper written form to the Secretary of the Company, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action under applicable law. To be timely, the Proposing Person’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than 5:00 p.m. Eastern Time (the “close of business”) ninety days nor earlier than the close of business one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than sixty days, from such anniversary date, notice by the Proposing Person to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

(3) To be in proper written form, the Proposing Person’s notice shall set forth:

(a)  as to each person whom the Proposing Person proposes to nominate for election or re-election as a director (each, a “Proposed Nominee”):

(i)	the name, age, business address and residential address of such Proposed Nominee;

(ii)	the principal occupation and employment of such Proposed Nominee;

(iii)

a written questionnaire with respect to the background and qualifications of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Company (which form such Proposing Person shall request in writing from the Secretary of the Company and which the Secretary of the Company shall provide to such Proposing Person within ten days after receiving such request);

(iv)

a written representation and agreement completed by such Proposed Nominee in the form required by the Company (which form such Proposing Person shall request in writing from the Secretary of the Company and which the Secretary of the Company shall provide to such Proposing Person within ten days after receiving such request) providing that such Proposed Nominee: (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Company, with such Proposed Nominee’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee with respect to the Company that has not been disclosed to the Company; (C) will, if elected as a director of the Company, comply with all applicable rules of any securities exchanges upon which the Company’s securities are listed, the Amended and Restated Certificate of Incorporation, these By-Laws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Company generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five business days after the Secretary of the Company receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; and (D) will provide facts, statements and other information in all communications with the Company and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect;

(v)

a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three years, and any other material relationships, between or among such Proposed Nominee or any of such Proposed Nominee’s associates (as defined below), on the one hand, and any Proposing Person or any Stockholder Associated Person (as defined below) (other than such Proposed Nominee), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Proposing Person and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

(vi)	a description of any business or personal interests that would reasonably be expected to place such Proposed Nominee in a potential conflict of interest with the Company or any of its subsidiaries;

(vii)

the date(s) of first contact between the Proposing Person and any Stockholder Associated Person, on the one hand, and the Proposed Nominee, on the other hand, with respect to the Company and any proposed nomination(s) of any person(s) (including the Proposed Nominee) for election as a director of the Company; and

(viii)

all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that is required to be disclosed in a proxy statement filed by the Proposing Person or any Stockholder Associated Person in solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (the “Proxy Rules”), including such Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving a full term as a director if elected;

(b)  as to any other business that the Proposing Person proposes to bring before the meeting:

(i)	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

the text of the business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Amended and Restated Certificate of Incorporation or these By-Laws, the text of the proposed amendment); and

(ii)

all other information relating to such business that would be required to be disclosed in a proxy statement filed by such Proposing Person or any Stockholder Associated Person in connection with the contested solicitation of proxies in support of such proposed business by such Proposing Person or any Stockholder Associated Person pursuant to the Proxy Rules;

(c)  as to the Proposing Person giving the notice and any Stockholder Associated Person:

(i)	the name and address of such Proposing Person, as they appear on the Company’s books, and of any Stockholder Associated Person;

(ii)

the class or series and number of shares of capital stock of the Company which are owned, directly or indirectly, beneficially or of record (specifying the type of ownership) by such Proposing Person and any Stockholder Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;

(iii)

the name of each nominee holder for, and number of, any securities of the Company owned beneficially but not of record by such Proposing Person or any Stockholder Associated Person and any pledge by such Proposing Person or any Stockholder Associated Person with respect to any of such securities;

(iv)

a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so- called “stock borrowing” agreements or arrangements), written or oral, that have been entered into by, or on behalf of, such Proposing Person or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Company, or maintain, increase or decrease the voting power of such Proposing Person or any Stockholder Associated Person with respect to securities of the Company, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company (any of the foregoing, a “Derivative Instrument”);

(v)

any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Company), by security holdings or otherwise, of such Proposing Person or any Stockholder Associated Person in the Company or any affiliate (as defined below) thereof, or in the business or nomination(s) proposed to be brought before the meeting by the Proposing Person, other than an interest arising from the ownership of Company securities where such Proposing Person or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

a description of all agreements, arrangements or understandings, written or oral, (A) between or among such Proposing Person and any of the Stockholder Associated Persons or (B) between or among such Proposing Person or any Stockholder Associated Person, on the one hand, and any other person or entity, on the other hand (naming each such person or entity), in each case, relating to the Company or its securities or the voting thereof, including any proxy, agreement, arrangement or understanding pursuant to which such Proposing Person or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Company (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Proxy Rules);

(vi)

any rights to dividends on the shares of the Company owned beneficially by such Proposing Person or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company;

(vii)

any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Proposing Person or any Stockholder Associated Person (A) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (B) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(viii)

any equity interests (other than any equity interests held through an index fund) or any Derivative Instruments, in each case with a market value of at least $100,000, in any competitor of the Company identified in Part I, Item 1 of the annual report on Form 10-K or amendment thereto most recently filed by the Company with the Securities and Exchange Commission or in Item 8.01 of any current report on Form 8-K filed by the Company with the Securities and Exchange Commission thereafter but prior to the tenth (10th) day before the deadline for a stockholder’s notice under this Section 11 (each, a “Principal Competitor”) held by such Proposing Person or any Stockholder Associated Person;

(ix)

any direct or indirect interest (other than solely as a result of security ownership) of such Proposing Person or any Stockholder Associated Person in any agreement with the Company, any affiliate of the Company or any Principal Competitor (including any employment agreement, collective bargaining agreement or consulting agreement);

(x)

a representation that (A) neither such Proposing Person nor any Stockholder Associated Person has breached any agreement, arrangement or understanding with the Company except as disclosed to the Company pursuant hereto and (B) such Proposing Person and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 11;

a description of the investment strategy or objective, if any, of such Proposing Person or the beneficial owner(s) on whose behalf such Proposing Person is submitting a notice to the Company;

(xi)

all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Proposing Person or any Stockholder Associated Person, or such Proposing Person’s or any Stockholder Associated Person’s associates, with respect to the Company (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Proposing Person, any Stockholder Associated Person or any of their respective associates pursuant to Item 5 or Item 6 of Schedule 13D;

(xii)

a certification that such Proposing Person and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such Proposing Person’s or Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Company and such Proposing Person’s or Stockholder Associated Person’s acts or omissions as a stockholder of the Company, if such Stockholder Associated Person is a stockholder of the Company; and

(xiii)

all other information relating to such Proposing Person or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the business proposed by such Proposing Person, if any, or for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules;

provided, however, that the disclosures described in the foregoing subclauses (c)(i) through (xiv) of paragraph (A)(3) of this Section 11 shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner;

(d) a representation that such Proposing Person intends to appear in person or cause a Qualified Representative (as defined below) of such Proposing Person to appear in person at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Proposing Person (or a Qualified Representative of such Proposing Person) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Company need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Company;

(e) a description of any pending or, to such Proposing Person’s knowledge, threatened legal proceeding or investigation in which such Proposing Person or any Stockholder Associated Person is a party or participant directly involving or relating to the Company or, to such Proposing Person’s knowledge, any current or former officer, director or known affiliate of the Company;

(f) identification of the names and addresses of other stockholders (including beneficial owners) known by such Proposing Person to provide financial support to the nomination(s) or other business proposal(s) submitted by such Proposing Person and, to the extent known, the class and number of all shares of the Company’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(g) a representation from such Proposing Person as to whether such Proposing Person or any Stockholder Associated Person intends or is part of a “group” (as such term is used in Rule 13d 5 under the Exchange Act (or any successor provision at law)) that intends to (i) solicit proxies in support of the election of any Proposed Nominee in accordance with Rule 14a-19 under the Exchange Act or (ii) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting pursuant to Article I, Section 2 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that one or more directors are to be elected at such meeting pursuant to the Company’s notice of meeting, by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in this paragraph (B) of this Section 11 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Company through the time of such meeting. Nominations by stockholders of persons for election to the Board of Directors may be made pursuant to clause (b) of this paragraph (B) if the Proposing Person delivers timely notice in proper written form to the Secretary of Company at the principal executive offices of the Company not earlier than the close of business on the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting. To be in proper written form, such stockholder’s notice required by clause (b) of this paragraph (B)

of this Section 11 shall include all information required pursuant to paragraph (A)(3) of this Section 11 as if such notice were being submitted in connection with an annual meeting of stockholders. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of a special meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above.

(C) General. (1) Only persons who are nominated in accordance with the procedures set forth in this Section 11 or appointed to fill a vacancy or newly created directorship pursuant to Section 2 of Article II shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11 or pursuant to Rule 14a-8 of the Exchange Act. Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these By-Laws, the Board of Directors or the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 11 and, if any proposed nomination or business is not in compliance with this Section 11, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Company. Notwithstanding the foregoing provisions of this Section 11, unless otherwise required by law, if the Proposing Person (or a Qualified Representative of the Proposing Person) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Company to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Company. The number of Proposed Nominees identified by a Proposing Person with respect to a meeting may not exceed the aggregate of the number of directors whose terms of office are expiring at such meeting (excluding any directors who have publicly announced an intention not to stand for reelection at such meeting) and the number of other persons whom the Company has publicly announced will be nominated by the Board of Directors for election at such meeting, in each case as of the date of such Proposing Person’s notice, and no stockholder shall be entitled to identify additional or substitute Proposed Nominees following the expiration of the time periods set forth in this Section 11. Any written notice, supplement, update or other information required to be delivered by a stockholder to the Company pursuant to this Section 11 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary of the Company at the Company’s principal executive offices.

(2) In addition to the information required pursuant to the foregoing provisions of this Section 11, the Company may require any Proposing Person to furnish such other information as the Company may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Company’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a director and for determining and disclosing the independence of the Company’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Company. If requested by the Company, any supplemental information required under this paragraph (C)(2) shall be provided by a Proposing Person within ten days after it has been requested by the Company. No person proposed to be nominated as a director at an annual or special meeting of stockholders shall be eligible for election as a director unless such person has, within 10 days following any reasonable request therefor from the Board of Directors or any committee thereof, made himself or herself available to be interviewed by the Board of Directors (or any committee or other subset thereof) with respect to such person’s qualifications or candidacy, including, if such person is proposed to be nominated by a Proposing Person, the information about such person included in the Proposing Person’s notice.

(3) A Proposing Person shall update such Proposing Person’s notice provided under this Section 11, if necessary, such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of (a) the record date for determining the stockholders entitled to receive notice of the meeting and (b) the date that is ten business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (i) be received by the Secretary of the Company at the principal executive offices of the Company (A) not later than the close of business five business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (a)) and (B) not later than the close of business seven business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (b)), (ii) be made only to the extent that information has changed since such Proposing Person’s prior submission and (iii) clearly identify the information that has changed in any material respect since such Proposing Person’s prior submission. For the avoidance of doubt, any information provided pursuant to this paragraph (A)(3) of this Section 11 shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this Section 11 and shall not extend the time period for the delivery of notice pursuant to this Section 11. If a Proposing Person fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 11.

(4) If any information submitted by any Proposing Person pursuant to this Section 11 shall be inaccurate in any material respect (as determined by the Board of Directors or a committee thereof), such information shall be deemed not to have been provided in accordance with this Section 11. Any such Proposing Person shall notify the Secretary of the Company in writing at the principal executive offices of the Company of any material inaccuracy or change in any information submitted pursuant to this Section 11 (including if such Proposing Person no longer intends to solicit proxies in support of any director candidate proposed by such Proposing Person in accordance with the representation made pursuant to paragraph (A)(3) of this Section 11) within two business days after becoming aware of such material inaccuracy or change, and any such notification shall clearly identify the material inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Proposing Person. Upon written request of the Secretary of the Company on behalf of the Board of Directors (or a duly authorized committee thereof), any such Proposing Person shall provide, within seven business days after delivery of such request (or such other period as may be specified in such request), (a) written verification, reasonably satisfactory to the Board of Directors, any committee thereof or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by such Proposing Person pursuant to this Section 11 and (b) a written affirmation of any information submitted by such stockholder pursuant to this Section 11 as of an earlier date. If the Proposing Person fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 11.

(5) If (a) any Proposing Person or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any Proposed Nominee and (b) such Proposing Person or Stockholder Associated Person subsequently either (x) notifies the Company that such Proposing Person or Stockholder Associated Person no longer intends to solicit proxies in support of the election or reelection of such Proposed Nominee in accordance with Rule 14a-19(b) under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Company that such Proposing Person or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) and (2) no other Proposing Person or Stockholder Associated Person that has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such Proposed Nominee (x) to the Company’s knowledge based on information provided pursuant to Rule 14a-19 under the Exchange Act or these By-Laws, still intends to solicit proxies in support of the election or reelection of such Proposed Nominee in accordance with Rule 14a-19(b) under the Exchange Act and (y) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and the requirements set forth in the following sentence, then the nomination of such Proposed Nominee shall be disregarded and no vote on the election of such Proposed Nominee shall occur (notwithstanding that proxies in respect of such vote may have been received by the Company). Upon request by the Company, if any Proposing Person or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such person shall deliver to the Secretary of the Company, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied. Notwithstanding the foregoing provisions of this Section 11(A), the Proposing Person shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 11(A).

(6) For purposes of this Section 11, (a) “public announcement” or “publicly announced” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (b) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (c) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (d) a “Qualified Representative” of a Proposing Person means (i) a duly authorized officer, manager or partner of such Proposing Person or (ii) a person authorized by a writing executed by such Proposing Person (or a reliable reproduction or electronic transmission of the writing) delivered by such Proposing Person to the Company prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Proposing Person as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; and (e) “Stockholder Associated Person” shall mean, with respect to a Proposing Person and if different from such Proposing Person, any beneficial owner of shares of stock of the Company on whose behalf such Proposing Person is providing notice of any nomination or other business proposed, (i) any person directly or indirectly controlling, controlled by or under common control with such Proposing Person or beneficial owner(s), (ii) any member of the immediate family of such Proposing Person or beneficial owner(s) sharing the same household, (iii) any person or entity who is a member of a “group” (as such term is used in Rule 13d 5 under the Exchange Act (or any successor provision at law)) with such Proposing Person or such beneficial owner(s) with respect to the stock of the Company, (iv) any associate of such Proposing Person or such beneficial owner(s), (v) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Proposing Person or such beneficial owner(s) with respect to any proposed business or nominations, as applicable, (vi) any beneficial owner of shares of stock of the Company owned of record by such Proposing Person (other than a stockholder that is a depositary) and (vii) any Proposed Nominee.

(7) For purposes of this Section 11, in no event shall the adjournment, recess, postponement, judicial stay or rescheduling of a stockholder meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of notice for purposes of this Section 11, and in order for any notification required to be delivered by a stockholder pursuant to this Section 11 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(8) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Amended and Restated Certificate of Incorporation.

ARTICLE II.

BOARD OF DIRECTORS

Section 1. The Board of Directors of the Company shall consist of such number of directors, not less than seven directors and not more than fifteen directors, as shall from time to time be fixed exclusively by resolution adopted by affirmative vote of a majority of the total number of directors that the Company would have if there are no vacancies on the Board of Directors. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board of Directors) shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the Company’s Amended and Restated Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Directors need not be stockholders.

Section 2. Any newly created directorship on the Board of Directors that results from an increase in the number of directors shall, subject to the rights of holders of any shares of Preferred Stock of the Company, par value $0.01 per share (“Preferred Stock”), be filled only by a majority of the directors then in office, provided that a quorum is present. Any other vacancy may, subject to the rights of holders of any shares of Preferred Stock, be filled only by a majority of the directors, although less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign as such at any time by giving written notice of their resignation to the Board, the Chief Executive Officer or the Secretary of the Company. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 75 percent in voting power of all shares of the Company entitled to vote generally in the election of directors, voting as a single class.

Section 3. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board of Directors or as may be specified in the notice of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors and special meetings may be held at any time upon the call of the Chairman of the Board or the Chief Executive Officer of the Company, by oral, or written notice including, telegraph, telex or transmission of a telecopy, e-mail or other means of transmission, duly served on or sent or mailed to each director to such director’s address or telecopy number as shown on the books of the Company not less than one day before the meeting. However, a meeting may be called upon shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. The notice of any meeting need not specify the purposes thereof. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board of Directors held at times fixed by resolution of the Board of Directors. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing.

Section 4. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Company shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of the Amended and Restated Certificate of Incorporation applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed by or pursuant to these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 5. If at any meeting for the election of directors, the Company has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

Section 6. The Board of Directors may designate three or more directors to constitute an executive committee, one of whom shall be designated chairman of such committee. The members of such committee shall hold such office until their successors are elected and qualify. Any vacancy occurring in the committee shall be filled by the Board of Directors. Regular meetings of the committee shall be held at such times and on such notice and at such places as it may from time to time determine. The committee shall act, advise with and aid the officers of the Company in all matters concerning its interest and the management of its business, and shall generally perform such duties and exercise such powers as may from time to time be delegated to it by the Board of Directors, and shall have authority to exercise all the powers of the Board of Directors, so far as may be permitted by law, in the management of the business and the affairs of the Company whenever the Board of Directors is not in session or whenever a quorum of the Board of Directors fails to attend any regular or special meeting of such Board. The committee shall have power to authorize the seal of the Company to be affixed to all papers which are required by the Delaware General Corporation Law to have the seal affixed thereto. The fact that the executive committee has acted shall be conclusive evidence that the Board of Directors was not in session at such time or that a quorum of the Board had failed to attend the regular or special meeting thereof.

The executive committee shall keep regular minutes of its transactions and shall cause them to be recorded in a book kept in the office of the Company designated for that purpose, and shall report the same to the Board of Directors at their regular meeting. The executive committee shall make and adopt its own rules for the government thereof and shall elect its own officers.

Section 7. The Board of Directors may from time to time establish such other committees to serve at the pleasure of the Board which shall be comprised of such members of the Board and have such duties as the Board shall from time to time establish. Any director may belong to any number of committees of the Board. The Board may also establish such other committees with such members (whether or not directors) and such duties as the Board may from time to time determine.

Section 8. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 9. The members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 10. The Board of Directors may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Company.

ARTICLE III.

OFFICERS

Section 1. The Board of Directors, as soon as may be practicable after each annual meeting of the stockholders, shall elect officers of the Company, including a Chief Executive Officer, President of the Company and a Secretary of the Company. The Board of Directors may also from time to time elect such other officers (including one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers of the Company) as it may deem proper or may delegate to any elected officer of the Company the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President of the Company may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board of Directors may determine. Any two or more offices may be held by the same person.

Section 2. All officers of the Company elected by the Board of Directors shall hold office for such term as may be determined by the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board of Directors then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors. Any officer of the Company may resign as such at any time by giving written notice of their resignation to the Board, the Chief Executive Officer or the Secretary of the Corporation.

Section 3. Each of the officers of the Company elected by the Board of Directors or appointed by an officer of the Company in accordance with these By-laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board of Directors and, in the case of appointed officers of the Company, the powers and duties prescribed by the appointing officer of the Company, and, unless otherwise prescribed by the By-Laws or by the Board of Directors or such appointing officer of the Company, shall have such further powers and duties as ordinarily pertain to that office.

Section 4. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Company, the Board of Directors may, during such period, delegate such officer of the Company’s powers and duties to any other officer of the Company or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE IV.

CERTIFICATES OF STOCK

Section 1. The shares of stock of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Company’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Company by the Chairman of the Board of Directors, the Chief Executive Officer or the President or a Vice President of the Company, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile.

Section 2. Transfers of stock shall be made on the books of the Company by the holder of the shares in person or by such holder’s attorney upon surrender and cancellation of certificates for a like number of shares, or as otherwise provided by law with respect to uncertificated shares.

Section 3. No certificate for shares of stock in the Company shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the Company of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors in its discretion may require.

ARTICLE V.

CORPORATE BOOKS

The books of the Company may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

ARTICLE VI.

CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Company’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be hereunto authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the Company may be executed and delivered from time to time on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President of the Company, or by such officers of the Company as the Board of Directors may from time to time determine.

ARTICLE VII.

FISCAL YEAR

The fiscal year of the Company shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

ARTICLE VIII.

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Company. In lieu of the corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE IX.

AUDITS

The accounts, books and records of the Company shall be audited upon the conclusion of each fiscal year by an independent certified public accountant, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

ARTICLE X.

AMENDMENTS

These By-Laws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting of the stockholders or, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least 75 percent in voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Sections 2 and 11 of Article I, Sections 1 and 2 of Article II or this proviso to this Article X of these By-Laws or to adopt any provision inconsistent with any of such Sections or with this proviso.

To the extent any provision of these By-Laws would be, in the absence of this section, invalid, illegal or unenforceable for any reason whatsoever, such provision shall be severable from the other provisions of these By-Laws, and all provisions of these By-Laws shall be construed so as to give effect to the intent manifested by these By-Laws, including, to the maximum extent possible, the provision that would be otherwise invalid, illegal or unenforceable.